Exhibit 99.(k)(10)

EXECUTION VERSION

AMENDMENT NO. 4

TO

CREDIT AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of April 11, 2012, to the Credit Agreement, dated as of April 15, 2009, among Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation (the “Borrower”), the Lenders party thereto and The Bank of Nova Scotia, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of April 14, 2010, to Credit Agreement, Amendment No. 2, dated as of April 13, 2011, to Credit Agreement, and Amendment No. 3 and Waiver No. 1, dated as of September 7, 2011, to Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

A.            Capitalized terms used herein which are not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

B.            The Borrower desires an amendment to the Credit Agreement upon the terms and conditions herein contained, and the Lenders have agreed thereto upon the terms and conditions herein contained.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Notwithstanding anything to the contrary in any Credit Document, on the Amendment Effective Date (as defined below):

(a)           With respect to each Lender that is not listed on the signature pages to this Amendment (each an “Exiting Lender”), (i) the Commitment of such Lender shall terminate on the Amendment Effective Date in accordance with the terms of the Credit Agreement as in effect immediately prior to this Amendment (the “Existing Credit Agreement”), (ii) such Exiting Lender shall no longer be deemed to be a Lender for purposes of the Loan Documents, other than with respect to those provisions thereof which would, in accordance with their respective terms, survive the termination thereof, (iii) the Borrower shall pay to the Administrative Agent an amount equal to all sums owing (whether or not then due) to such Exiting Lender under the Loan Documents (collectively, the “Exit Payments”), and (iv) the Administrative Agent shall pay to such Exiting Lender the portion of the Exit Payments owing to such Exiting Lender,

(b)           Schedule 1 to the Credit Agreement (the “Existing Schedule”) shall be automatically amended and restated in its entirety in the form of Schedule 1 to this Amendment (the “Replacement Schedule”),

(c)           (i) each Lender other than an Exiting Lender (each a “Continuing Lender”) shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit A to the Credit Agreement, pursuant to which each Continuing Lender shall have assigned to each other Continuing Lender a portion of its Loans necessary to reflect proportionately the Commitments as reflected in the Replacement Schedule, (ii) in connection with such assignment, each Continuing Lender shall pay to the Administrative Agent, for the account of the other Continuing Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans (collectively, the “Settling Payments”), and (iii) in connection with such master assignment, each Continuing Lender may treat the assignment of its LIBOR Loans, if any, as a prepayment thereof for purposes of Section 3.7 of the Credit Agreement, and

(d)           the parties hereto agree that on this Amendment constitutes a “Credit Document” within the meaning of such term as defined in the Credit Agreement.

2.             The defined term “Applicable Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by (a) deleting the percentage “1.00%” contained therein, and (b) replacing it with the percentage “0.90%”.

3.             The defined term “Adjusted Total Net Assets” contained in Section 1.1 of the Credit Agreement is hereby amended by (a) deleting the phrase “value of all Excluded Securities” contained in clause (c) thereof, and (b) replacing it with the phrase “Ineligible Asset Value”.

4.             Each of the defined terms “Additional Investment Restrictions”, “Commitment Fee Rate”, and “Scheduled Commitment Termination Date”, contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, respectively, as follows:

“Additional Investment Restrictions” means the existing Borrower investment restrictions a copy of which is attached hereto as Schedule 2, as the same may be amended, supplemented or otherwise modified by the Borrower (subject to Section 7.5) upon not fewer than five (5) Business Days prior written notice to the Administrative Agent and the Lenders.

“Commitment Fee Rate” means 0.15%.

“Scheduled Commitment Termination Date” means April 10, 2013, as the same may be extended from time to time in accordance with Section 2.7.

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 4 to Credit Agreement

5.             Section 1.1 of the Credit Agreement is hereby amended by inserting therein the following defined terms in appropriate alphabetical order:

“Amendment Effective Date” has the meaning given to such term in Amendment No. 4, dated as of April 11, 2012, to this Credit Agreement.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means, with respect to the Borrower, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Ineligible Asset Value” means, as of any date and with respect to each of the following Investments (other than Excluded Assets) of the Borrower (to the extent included in the calculation of Total Net Assets), the sum (without duplication) of:

(a)           the aggregate value of all Illiquid Investments and Level 3 Assets (as reflected on the most recent financial statements of the Borrower delivered pursuant to Section 6.1 hereof) of the Borrower in excess of 10% of Total Net Assets;

(b)           the aggregate value of all Asset-backed Securities of the Borrower in excess of 10% of Total Net Assets;

(c)           the aggregate value of all Australian Asset-backed Securities of the Borrower in excess of 5% of Total Net Assets;

(d)           the aggregate value of all Investments of the Borrower in Asset-backed Securities other than Asset-backed Securities rated at least AAA by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least Aaa by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s);

(e)           the aggregate value of all Investments of the Borrower issued by any issuer (other than an Exempt Issuer) in excess of 5% of Total Net Assets;

(f)            the aggregate value of all Investments of the Borrower issued by one or more issuers formed or otherwise domiciled in any single nation (other than the United States of America, Canada or the Commonwealth of Australia) in excess of (i) in the case of New Zealand, 35% of Total Net Assets, (ii) in the case of South Korea, 30% of Total Net Assets, or (iii) in the case of any other nation, 15% of Total Net Assets;

(g)           the aggregate value of all Investments of the Borrower in any single industry (excluding, to the extent included therein, Investments issued by Governmental Issuers) in excess of 25% of Total Net Assets;

(h)           the aggregate value of all Investments of the Borrower in any Credit Linked Note other than an Eligible Credit Linked Note;

(i)            the aggregate value of all Investments of the Borrower in all Eligible Credit Linked Notes in excess of 5% of Total Net Assets; and

(j)            the aggregate value of all Investments of the Borrower denominated in the South Korean Won in excess of 25% of Total Net Assets.

“Level 3 Asset” means, at any time, any Investment of the Borrower (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820), or (b) the value of which is determined by reference to Level 3 Inputs (within the meaning of Topic ASC 820).

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of the Borrower or its ERISA Group for employees of any member of the Borrower or its ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the Borrower or its ERISA Group for employees of any Person which was at such time a member of the Borrower or its ERISA Group.

6.             Section 1.1 of the Credit Agreement is hereby amended by deleting the defined terms “Excluded Securities” and “Investment Limitation Default”.

7.             Section 3.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

During the period from and including (a) the date on which this Credit Agreement shall have become effective in accordance with Section 10.6 to but excluding the Amendment Effective Date, the Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, at the Commitment Fee Rate in effect during such period, on the daily amount of the excess of the Commitment of such Lender over the outstanding principal balance of such Lender’s Loans, and (b) the Amendment Effective Date to but excluding the date on which the Commitments of the Lenders terminate, the Borrower shall pay to the Administrative Agent for the account of each lender a commitment fee, at the Commitment Fee Rate on the daily amount of the excess of the Commitment of such Lender over the outstanding principal balance of such Lender’s Loans.  Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitments are reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

8.             The Credit Agreement is amended by adding a new Section 4.17 thereto in appropriate numerical order as follows:

Section 4.17           ERISA

The Borrower (a) is not, and has not been in the last five (5) years, a member of an ERISA Group, (b) has no liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA, and (c) is not and has never been, a “benefit plan investor” within the meaning of Section 3(42) of ERISA.

9.             Section 7.8(c) and (d) of the Credit Agreement are hereby amended and restated in their entirety as follows:

(c)           [Reserved.]

(d)           [Reserved.]

10.           Section 8.1(d) of the Credit Agreement is hereby amended and restated as follows:

the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.1(c) and such failure shall continue unremedied for a period of 5 days, (ii) Section 6.1(d) and such failure shall continue unremedied for a period of 2 days, (iii) Section 7.8(a), and such failure shall continue unremedied for a period of 5 Business Days, (iv) Section 7.8(f), and such failure shall continue unremedied for a period of 5 Business Days, or (v) Sections 6.1(a), 6.1(b), 6.3, 6.8 or 6.9 or in Article 7 (other than Sections 7.8(a) and 7.8(f));

11.           Exhibit G to the Credit Agreement is amended and restated in the form of Exhibit G hereto.

12.           Paragraphs 1 through 11 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Administrative Agent shall have received either (i) one or more counterparts of this Amendment executed on behalf of the Borrower and each Continuing Lender or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower and each Continuing Lender have executed a counterpart of this Amendment;

(b)           the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since April 13, 2011 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)           the Administrative Agent shall have received the legal opinion of counsel for the Borrower, addressed to the Administrative Agent and the Continuing Lenders and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(d)           the Administrative Agent shall have received an upfront fee, for the account of each Continuing Lender, in the amount of 0.025% of such Continuing Lender’s Commitment as reflected on the Replacement Schedule;

(e)           the Borrower shall have paid to the Administrative Agent the Exit Payments;

(f)            each Continuing Lender shall have paid to the Administrative Agent the Settling Payment, if any, due and owing by such Continuing Lender;

(g)           all other invoiced fees and expenses of the Administrative Agent and the Lenders (including the reasonable fees and disbursements of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid; and

(h)           the Administrative Agent shall have received copies of a Federal Reserve Form for each Continuing Lender whose Commitment set forth on the Replacement Schedule is different from its Commitment as set forth in the Existing Schedule, substantially in the form of Exhibit F to the Credit Agreement, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent.

13.           The Borrower (a) reaffirms and admits the validity and enforceability of each Credit Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, (i) no Default has occurred and is continuing, and (ii) the representations and warranties contained in Article 4 are true and correct on the date hereof, except to the extent that such representations and warranties relate to an earlier date in which event such representations and warranties were true and correct on such earlier date, and (d) agrees to pay promptly after demand therefor all out-of-pocket fees and expenses incurred by the Administrative Agent (including, without limitation, legal fees and disbursements of counsel to the Administrative Agent) in connection herewith.

14.           In all other respects, the Credit Documents shall remain in full force and effect, and no waiver in respect of any term or condition of any Credit Document shall be deemed to be a waiver in respect of any other term or condition contained in any Credit Document.

15.           This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

16.           THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

By:	/s/ Alan R. Goodson
Name: Alan R. Goodson
Title: Vice President

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 4 to Credit Agreement

THE BANK OF NOVA SCOTIA, as the Administrative Agent and as a Lender

By:	/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 4 to Credit Agreement

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:	/s/ Paul J. Koobatian
Name: Paul J. Koobatian
Title: Vice President

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 4 to Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ David Seaman
Name: David Seaman
Title: Director

By:	/s/ Frank Sodano
Name: Frank Sodano
Title: Managing Director

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 4 to Credit Agreement

SCHEDULE 1

List of Lenders and Commitments

LENDER	COMMITMENT
The Bank of Nova Scotia	$350,000,000
State Street Bank and Trust Company	$200,000,000
BNP Paribas	$50,000,000
TOTAL	$600,000,000

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 4 to Credit Agreement

ABERDEEN ASIA-PACIFIC INCOME FUND - EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of April 15, 2009, among Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation (the “Borrower”), the Lenders party thereto and The Bank of Nova Scotia, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of April 14, 2010, to Credit Agreement, Amendment No. 2, dated as of April 13, 2011, to Credit Agreement, and Amendment No. 3 and Waiver No. 1, dated as of September 7, 2011, to Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.  This Certificate is being delivered pursuant to Section 6.1[(c) or (d)]of the Credit Agreement.

The undersigned, an authorized representative of the Borrower, hereby certifies that as of [fill in the appropriate fiscal quarter-end or month-end date]:

[FOR QUARTERLY COMPLIANCE CERTIFICATE]

1.             [[No Default has occurred and is continuing] or [the following Default[s] [has/have] occurred and [is/are] continuing:                                                                     ].]

[FOR MONTHLY COMPLIANCE CERTIFICATE]

2.             The Adjusted Asset Coverage is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Adjusted Asset Coverage

             :1.00 (Minimum requirement is 3.00:1.00)

3.             The Net Asset Value is set forth below, reasonably detailed calculations of which (including a list of holdings in the Borrower’s portfolio) appear on Schedule A attached hereto:

Net Asset Value

$                 (Minimum requirement is $1,000,000,000)

4.             The value of all Excluded Collateral does not exceed 10% of Total Net Assets.

5.             The Borrower has not made and does not maintain any Investment that is inconsistent with the Additional Investment Restrictions, and the Borrower does not maintain any Investment (other than Asset-backed Securities held by the Borrower on the Effective Date) that the Borrower would be prohibited from making on the date hereof.

6.             The Borrower has not entered into any derivative, repo, reverse repo or similar transaction unless (i) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (ii) each counterparty thereto has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating by another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s).

7.             Schedule B attached hereto sets forth a list of all Secured Hedging Agreements to which the Borrower is a party on the date hereof, together, in each case, with the marked-to-market value thereof.

8.             Schedule C attached hereto sets forth a list of all Asset-backed Securities of the Borrower on the date hereof, together, in each case, with the rating assigned thereto by S&P (or by another independent rating agency (other than Moody’s) if not rated by S&P) and the rating assigned thereto by Moody’s (or by another independent rating agency (other than S&P) if not rated by Moody’s).

IN WITNESS WHEREOF, I have hereunto set my hand as of this              day of             , 20      .

Name:
Title:

SCHEDULE A

Detailed Calculations

[To be Completed by Borrower]

SCHEDULE B

List of Secured Hedging Agreements

SCHEDULE C

List of Asset-backed Securities